STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is DLP Fixed Fund II, LLC.
2. The Registered Office of the limited liability company in the State of Delaware is located at 919 North Market Street Suite 425 (stree),
in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is InCorp Services, Inc.

By: Nadine Long
Authorized Person

Name: Nadine Long
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:50 AM 03/06/2017
FILED 08:50 AM 03/06/2017
SR 20171597731 - File Number 6337094